Exhibit 4

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY

(CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE MEETING OF THE FISCAL COUNCIL

HELD ON APRIL 30, 2014

I. DATE, TIME AND PLACE: April 30, 2014, at 2:00 p.m., at Praia de Botafogo, No. 300, 11th floor, room 1101, Botafogo, in the City and State of Rio de Janeiro. II. CALL NOTICE: Waived given the presence of the entire Fiscal Council. III. QUORUM AND ATTENDANCE: All Council Members were present. Also present was Marco Gonçalves, representing Banco BTG Pactual S.A. IV. AGENDA: (1) re-ratification of the amount of shares into which the Company’s capital will be divided, the value of the capital increase and the amount of the capital stock as a result of the capital increase, as well as the date from which the subscribers of the shares issued in the capital increase will be entitled to any dividends and other benefits related to the shares, pursuant to resolutions passed at the Fiscal Council Meeting held on April 28, 2014, which opined in favor of the issuance of the shares and the issue price in the capital increase of the Company (“Council Meeting”); (2) the ratification of other resolutions passed at the Council Meeting. VI. RESOLUTIONS: Initially, representatives of the Company’s management participating in the Meeting clarified that, after the publication of the Council Meeting’s minutes and the filing of the documents of the primary public offering of common and preferred shares issued by the Company (the “Offering”) with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) (“CVM”), as a result of interactions with the CVM and BM&FBovespa regarding the conditions of the capital increase, the Company noted the need to rectify the amount of shares, the value of the capital increase and the amount of the Company’s capital stock after the capital increase, which was the subject of an opinion of the Board of Directors’ Meeting (“Board Meeting”) and was approved at the Board Meeting (contained in resolutions (1) and (6)), in addition to the change of date from which the subscribers of the shares issued in the capital increase will be entitled to any dividends and other benefits related to the shares (contained in resolution (1)). With respect to item (1), after discussing the necessary changes to the terms of the capital increase and receiving the clarifications provided by the representatives that were present, the Board Members, the dissenting vote of Board Member Vanessa Montes de Moraes being recorded, opined in favor of the re-ratification (i) of the number of shares and amount of the capital stock approved in resolutions (1) and (6) of the Council Meeting, to provide that, due to the subscription and issuance of 2,142,279,524 Common Shares and 4,284,559,049 Preferred Shares, distributed through the Offering, the capital increase, within the limit of the authorized capital provided in the Company’s Bylaws, resulting from the Offering, will equal R$13,217,864,665.08 and the approved new capital of the Company, which had been subscribed, rose to R$ 20,689,073,501.71, divided into 8,223,924,977 shares, of which 2,741,288,153 are common and 5,482,636,824 are preferred, all registered, book-entry and without par value; and (ii) the date from which the subscribers of the shares issued in the capital increase will be entitled to any dividends and other benefits related to the shares, to provide that the holders of common shares and preferred shares subscribed and issued in the capital increase shall have the same rights under the Company’s Bylaws and applicable legislation as existing common shares and preferred shares, respectively, including allocation of full dividends and other benefits that may be declared by the Company from the date of the announcement of commencement of the Offering, that took place on April 29, 2014; (2) to ratify all other resolutions made at the Council Meeting, the dissenting vote of Board Member Vanessa Montes de Moraes being recorded. VII. CLOSING: The relevant materials necessary to deliberate on the matters above were previously forwarded to the Council Members and comprise these minutes and have been filed with the secretary of the Company. With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read and approved, and will be signed by the Council Members who were present and by the Secretary. (/s/) Allan Kardec de Melo Ferreira - Chairman; Sidnei Nunes (alternate); Umberto Conti; and Vanessa Montes de Moraes (alternate).

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, April 30, 2014.

Maria Gabriela Campos da Silva Menezes Côrtes

Secretary

Oi S.A.

Minutes of Meeting of Fiscal Council

held on April 30, 2014